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CONFERENCE CALL PARTICIPANTS

Quinn Bolton Needham & Company - Analyst

Bob Van Buskirk RF Micro Devices, Inc. - President, Compound Semiconductor Group

Eric Creviston RF Micro Devices, Inc. - President, Cellular Products Group

PRESENTATION

Quinn Bolton - Needham & Company - Analyst

Good morning. We will go ahead and get started. Welcome again to the 14th Annual Needham Growth Conference. I'm Quinn Bolton, communication IC analyst for Needham. Our next presenting Company is RF Micro Devices. RF Micro Devices is a broad-based supplier of RF components for the cellular handset, Wireless LAN, cable television, broadband, and wireless infrastructure markets. Within its cellular front-end market, the Company has made good market share gains this year with its new converged power amplifier architecture, this PowerSmart platform, as well as getting very good traction with its new high-efficiency single mode PAs known as Phenom. The Company also has a dominant share in the 2G entry-level smartphone market -- sorry, cell phone entry-level market in China.

We have three representatives from RFMD with us today. Starting off the presentation will be Bob Van Buskirk, who is now President of the new Compound Semiconductor Group. Also from the Company is Eric Creviston, President of CPG; and Vice President of Investor Relations, Doug DeLieto. I will turn it over to Bob, and just to remind everybody, it is a 40 minute time slot, with about 20, 25 minutes for the presentation, 15 minutes for Q&A. Q&A will take place here in this room. Thank you.

Bob Van Buskirk - RF Micro Devices, Inc. - President, Compound Semiconductor Group

Thank you, Quinn. Before I get into the prepared comments, again, I would like to indicate that joining me today will be Eric Creviston, who will provide a significant amount of color on our Cellular business.

Many of you are probably aware that last week we made an announcement updating our December outlook. But before I get into the specifics of that, I would like to make a few general comments. First, our business model beyond the current quarter is certainly on track for our expectations for calendar '12. And, in fact, the growth drivers that we had previously outlined and that we are going to provide an update for you today are in fact intact, and in some cases are even strengthening.

I would also like to remind you that we will provide additional color and detail, of course, on our earnings teleconference, which is in two weeks. So let me make a few comments on our model before I get into the specifics. We have spoken about the capital efficiency in our model at RFMD, and we see that continuing. We have indicated that we expected strong cash flow in the December quarter. We expect now to have free cash flow and the mid-$30 million range for the December quarter, and cash flow from operations in the mid-$40 million range.

We continue to improve our capital structure. In the December quarter, we invested approximately $20 million in a combination of stock repurchase and also debt retirement. We have about $295 million of cash and cash equivalents on hand.

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And also in the December quarter, our inventories were reduced by about $15 million or about 9% of total inventory. So what we have for you -- beyond our typical Safe Harbor statement that I flashed through here -- to give you a little backdrop as to the specifics of the December announcement we made, we have for you here captured some of the commentary that we provided at an investor conference in early December. In fact, it was on December 7. And you can see that we said the macro environment was challenging, and we at that time indicated we did not expect the cellular industry to be immune from that challenging environment. We said at that time that China was running below our expectations, and our visibility was getting somewhat limited.

We also indicated that we felt we were extremely well positioned for the transition that is underway in China from 2G to 3G, and Eric will give you a lot more detail on that a bit later. We also said MPG, our Multi-Market Products Group, was indicating some stabilization after some decline. We said the pricing environment was nominal. We also indicated that our fab utilization rates at that point were running at historical lows, and we gave everybody the forewarning that the last few weeks of the quarter -- in fact, probably the last month of the quarter, was going to be important to us as to revenue that we would expect in December. And we also indicated that we would continue to generate strong free cash flow.

So last week we said that our revenue expectation for December is $225 million. That is versus the consensus -- the prior consensus of $250 million. We said that revenue was being impacted by China 2G being below our expectations for the December quarter, and also a broad weakness in MPG. We also indicated in the announcement that gross margin would decline from the September quarter in December by approximately 900 basis points.

So some of you are probably questioning, why the seemingly disproportionate impact to gross margin with that level of revenue shortfall?  So let me walk you through some explanatory comments on that. First we set our cost standards, or our gross margin projections, based on a full fiscal year forecast, and the resulting demand and production capacity planning and utilization rates. We make adjustments, obviously, as necessary as we go throughout the fiscal year. In some cases, we need to recognize, in this case, underabsorption for the full fiscal year; and in this case, what we were recognizing was the impact of the underabsorption for December and March quarters. And it would take action to align our production capacity to that forecasted demand in this December or the current quarter.

Now we also take into account, when we do that, what we expect from a forecasted demand standpoint in the following quarter, or the remainder of the fiscal year, in this case in March, and we align our expectations for production in March. Again, I would like to remind you that March for us is typically a seasonally down quarter.

So we estimate the underabsorption that we might see driven by our utilization rates, in this case in March, and we make those adjustments in the current quarter, and we take into account, again, what we would see in the out quarter. And when we recognize that underabsorption in the current quarter, you can get a disproportionate effect to gross margin in the current quarter where you make that recognition, taking into account the full fiscal year.

Now, what does all that say?  Well all of that says that if our forecasted demand in March comes in as we expect -- as we currently expect, you should not see any further degradation of gross margin. In fact, if the current forecasts hold as to where they are at this moment, you actually could see a significant recovery of a portion of that gross margin.

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So that is the story on gross margin. We have to take into account the full fiscal year impact of the utilization in our factories. We take those adjustments in the current quarter, and again, you can get a seeming disproportionate impact to gross margin when you take that in the current quarter if you've aligned, of course, your production and capacity planning for March.

Now I would like to just end the gross margin discussion with just a little bit more color. In the December quarter -- that 900 basis point decline we indicated, about two thirds of that, and in fact most of it, is being driven by near-term demand, and about two thirds of that decline has to do with factory underabsorption or the low utilization rates. The remaining one third of that impact was inventory reserves, again, largely demand related, with some minor contribution from ASP and product mix.

So that is the story on the announcement. And we would like to move forward now and talk about some of the growth drivers that we mentioned as we move through the rest of this calendar year into calendar '12. So we do have three operating groups now in the Company -- the Cellular Group, the Multi-Market Products Group, and the Compound Semiconductor Group, which is our newly formed Group that I am currently leading. I will talk briefly about MPG and what we call CSG now, and turn it over to Eric.

So the growth drivers for MPG, again, like I said at the outset, are still intact. We are looking for looking for significant contributions from our gallium nitride power product lines. Those product lines are actually expanding in depth and breadth. We are also now launching and are now penetrating a new end market for us, and that is in high frequency components, primarily point-to-point radio applications, where we have a wide range of chipsets, up through 27 gigahertz.  Most of the common frequencies around the world, primarily for cellular backhaul.  And we also continue to grow our smart energy -- our automated metering infrastructure business.

And in particular, from a point-to-point standpoint, what this chipset does is it's an up converter, down converter -- basically an oscillator and a power amplifier that, basically, are the eyes and ears, if you will, of high capacity digital radios for the growing cellular backhaul business.

And as I said, the GaN business, the addressable market for us is growing as we add some product breadth to what we are doing in applications. And also, gallium nitride as a power semiconductor technology is getting more and more acceptance from a broad range of customers.

So very quickly, CSG.  It is a little early to talk much about what we are doing there now, but we launched this visit to take advantage of our core competency in compound semiconductors and to primarily develop non-RF related markets. That is the key message. This is not adding to the core business; this is a diversification into non-core businesses, non-RF application. Our leading technology today would be gallium nitride.

You might ask yourself, why do you want a compound semiconductor? And this kind of tells you why. Fundamentally, you get performance you cannot get from other semiconductors, and you can lower the lifecycle cost of your customers' products and systems. And if you want compound semiconductors, RFMD is a great place to go because of our very long heritage, our commitment to compound semis, as well as our expertise in manufacturing.

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We have identified a couple of end markets that add up to more than $2 billion of addressable market, and this is only the tip of the iceberg. This is foundry and power conversion devices. We are talking about high voltage non-RF applications of gallium nitride, where we build devices that operate up to 600 to 1200 volts. They go into switch mode power supplies and into solar inverters, and eventually would go into things like hybrid electric vehicle applications.

So we're pretty excited. I am excited about it. It gives us another diversity leg in the Company, and with the expertise and competencies that we have in compound semis, we see it as an opportunity for more profitable and diversified growth for RFMD.

And with that, I will turn it over to Eric. He will give you more detail on our Cellular business.

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

All right. Good morning, everyone, and thank you, Bob.

I want to spend a great deal of time talking about the growth drivers. As Bob has said, the business model and the growth drivers for this upcoming year are completely on track. We stand here today very excited about what is unfolding in the coming quarters for the Cellular Group and for RFMD in total.

Before I get to those growth drivers, though, just a little more color on the December outlook or the pre-announcement that we made last week. With regard to the Cellular part of the business, the change versus our outlook was completely contained, really, in 2G business in China, as we said. The color behind that, we had said, I think, earlier, in fact in the comments in December, that China was running a little slow to expectations entering the quarter.

What our customers had forecast was a pretty significant ramp at the end of December, leading into an early lunar new year, mid-January lunar new year in China, driving inventory build for the expected sales there. And we just simply never really saw that build come. And so as we got into December further and further, the inventory in the channel was growing, and we made the decision to realign production plans, pull back, and that resulted in the gross margin comments that Bob made. But it really was completely due to that tail at the end of the quarter just never coming through as it was forecasted.

Now within that, there are quite a few bright spots. We did mention that overall in Cellular, our business grew -- our 3G and 4G business grew 16% sequentially. In fact, within China, our 3G business also grow significantly.  In fact, approximately 50% sequential growth in our 3G business in China. So what we really saw was a significant change over, I think, in China, maybe a bit of a pause between the 2G business and the 3G business, as the 3G is growing, but from a much smaller base. We really saw 2G take a pause and hold back, it appears, in the December quarter.

But we are very excited about our position in 3G in China. We think our leadership in 2G is going to carry over into 3G as that continues to build out. There is a lot of plans from the carriers and the OEMs in China. We are represented very well across reference designs from QUALCOMM and MediaTek and [Spectrum], both UMTS as well as TDS/CDMA-based 3G.We have a very, very broad representation of PAs and switches across all of those reference designs, and we see the content expansion of that 2G market transitioning to 3G, adding about two to three times the content for us.

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So it's an exciting story when we look at China going forward. We know that the 3G transition is happening. We saw the December quarter -- it is just at a smaller base. Only about 20% of the units today is 3G, and that 80% that is 2G was dramatically softer than expected as we entered the quarter. So that is really what happened in December.

We also saw in December tremendous growth for a lot of our growth drivers, our switch and signal conditioning business I will talk about, as well as Phenom, and PowerSmart, and so forth. The whole 3G and 4G product set grew nicely in December.

So stepping back for a minute and just outlining one of the keys to the investment thesis for RFMD, and that is the growing content of RF components in handsets going forward. I know a lot of you are very familiar with this. I just want to update and bring this story current. We do continue to see growth in the RF content and handsets going forward. And this is driven fundamentally by the demand for mobile data. So the smartphones and all the applications that run on them are driving more and more consumption of mobile data, and in order to provide that mobile data at higher and higher rates, you have to either add higher orders of modulation, which means go from 2G, to 3G, to 4G, and so forth. You have to continue to use more and more sophisticated signal processing, or you can add more frequency bands. And both of those two trends to deliver that mobile data result in higher dollars of RF content in the handset. So power amplifiers, switching, filtering, power management and so forth in the front end all gets bigger, and you need more of it as you try to get more data through these handsets.

And I think one of the key trends as well that we are excited about currently, beyond the trend to LTE and so forth, is the fact that the handsets are now transmitting a lot more data than they did. That also gives disproportionate value to the RF. Rather than just receiving a lot of data, as they have over the past few years, you're seeing a lot of people generate data on their handsets, whether it is photos, video, and so forth, and being uploaded to the network.

And then looking further, as the networks transition to cloud-based services, again, a tremendous need for transmit and receive of data across that network. And I think the plans that the carriers are looking at rolling out right now call for much higher transmit and receive data rates. All of this is a backdrop that requires more and more RF dollar content in the front end.

On top of all of that, which you have been fairly familiar with, again, I believe, in terms of the story, a new emerging additional addressable market we are finding is in antenna control solutions. So outside of the modem itself, another way to improve the data connectivity is to have more sophisticated antenna management. This is used to improve the signal quality in certain areas or to make the antennas perform better in smaller size. And this is an area that we are addressing in our switch and signal conditioning product line, which I would like to talk about first.

The switch and signal conditioning product line -- we had said after the September quarter that we had targeted to get this business to a $100 million run rate in December. We can confirm that today, that we actually exceeded that in the December quarter. This business grew very nicely once again. We had carved out a very, very interesting piece of the business for us here. We have got clear technology and product leadership. And in this area we are focused primarily on the opportunities in routing the signal throughout the handset.

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So this product line really is focused on, like, multimode handsets and multiband handsets, where you have to route the signal through various amplifiers, and filters, and so forth, or route them through various antennas. So the antenna switching matrices that you see are also part of the product line. And then antenna control, where even embedded within the antennas, there are more switch products to help tune or switch between antenna elements. So all of that together is the addressable markets for the switch and signal conditioning business. And you can see it is growing very nicely. It is over $1 billion business today in terms of the opportunity to us, so we think we have a lot of legs to continue to run with this business.

We are in production today, of course, with a lot of the key customers. We have got reference design wins with QUALCOMM that we have talked about in the past as well. Another very interesting part of this business is that it has allowed us to grow into a lot of customers that we don't even have power amplifier business with. So it is not a matter of attaching our switches to our power amplifiers. In a lot of cases, our switches open the doors that then we follow with power amplifiers. Customers like HTC, and RIM, and Motorola we have talked about the past few quarters adopting our switches in a big way, and then we are following up that with power amplifier sales going forward.

Next I would like to talk about the ultrahigh efficiency 3G and 4G PAs. This is what we refer to as Phenom. In this part of the market, we are really focused on improving the performance for sort a traditional or discrete architectures. So the architecture of the smartphone, where you have a different power amplifier for each mode and band, these discrete amplifiers, that is addressable by Phenom. What we have done differently with Phenom is we offer a much better efficiency, or longer talk time, at high powers. And, again, when the handset is transmitting data, generally it is running at its highest power. This is a relatively new trend, but it is one that we have intersected very well with Phenom.

We have head and shoulders better current consumption in LTE and 3G modes at max power. And when combined with the DC to DC converter, which we offer, and several of the baseband manufacturers have available, you actually then extend that performance advantage through all power levels as well.

So it's really a revolutionary new product that addresses, really, a traditional architecture, and it is allowing us to grab share relatively quickly in 3G, and we are doing extremely well in LTE. I think we are working, essentially, with every major handset manufacturer on baseband amplifier – or baseband provider, as well, on slots in LTE today and winning a disproportionate share of that business.

So we are very excited about the ramp up of LTE and how it goes this calendar year. We think we are going to be very well positioned in share gains there with Phenom. And then also with PowerSmart, which is the final product category I would like to highlight.

Now this, of course, we have talked about for several quarters. This achieved greater than $100 million run rate in June. Adoption continues in December. And with PowerSmart, what we have done is we have taken all those discrete power amplifiers, if you will, in 2G, 3G, and 4G, and all the different bands that might be needed, and we have brought all of them together into one power amplifier with a completely new product category, a different architecture, where you use software to essentially configure the power amplifier. And the key to that is the power management chip, really, that drives the power amplifier. It is all together. It is sold as one power core, we refer to it.

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And this is being adopted more and more over time. We have continued to ramp new handsets in December with our lead customer, Samsung in LG, and RIM. We have also added a new OEM in China to the lineup in the December quarter. And also, within Samsung's business, added a new baseband partner as well for the PowerSmart family. We have a PowerSmart power amplifier that is ramping with the new baseband manufacture at Samsung in the December quarter, and we expect those new ramps to continue, and in fact, add new customers in the March quarter as well. So this family is continuing to proliferate throughout the industry.

We will also be expanding beyond smart phones and adding, in the March quarter, new customers with new channels -- for example, machine to machine. We'll have a leading machine-to-machine supplier that will actually be building on a PowerSmart-powered platform in the March quarter, we expect.

And the benefit, just to go one layer down in PowerSmart -- the slide that I'm showing here shows the Galaxy family from Samsung. And prior to the adoption of PowerSmart, you see the solution for three bands of wideband CDMA, plus four bands of 2G, was about 150 square millimeters in a lot of component placements, a lot of routing channels to route the signal. When they ramped the S2, powered by the PowerSmart solution, we added another band of wideband CDMA and still shrunk by nearly a half the size of that solution and got it down to just two placements.

In the December quarter we ramped the Nexus solution, which is the first Google phone to have Android 4.0 on it, the ice cream sandwich release. That was released to the Samsung Galaxy Nexus using PowerSmart as well, and here we added a fifth band of wideband CDMA for very little additional room. In fact, the only thing you had to add to get that was the duplexer for that fifth band. So it shows the leverage of this platform; once you have it designed in, you can spin new derivatives and add bands without a lot more pressure on the size or power consumption.

So in summary, before we take questions, just as an overview -- why invest in RFMD? We have an increasing exposure to 3G, 4G.We mentioned after our September quarter that 2G was still well over half our business. I think we said specifically that are our 35, 4G business had just exceeded 40%. So it had grown from a couple of quarters ago, where it was only 25%. It was over 40%. That still left the majority of our business in cellular exposed to 2G. And so we saw the effect of that in December, but in the December quarter, now, our 3G, 4G business was 55% of revenue.

So now in Cellular, at RFMD, well over half of our business is 3G, 4G, and we can see that definitely getting to 75% of revenues by the end of this calendar year in our Cellular business. So that increasing exposure to where the real growth is in the underlying growth, and we are gaining that through product leadership, through true innovations and spending our R&D in the right ways to win there.

We have strong new product cycles. PowerSmart, of course, is in the market. SSE is just beginning. We have got a lot of room to grow with SSE, and Phenom a really is just beginning to ship in production. That is going to be a very broad-based -- as well as gallium nitride and the other things that Bob spoke about in MPG and CSG.

Our growth is diversified. We have many, many customers and channel partners across various industries that are driving our growth going forward. We believe the MPG business -- although it has had a couple of quarters of real macro softness in the industries it serves, it appears to be stabilized at this point. We don't expect to see further erosion in those markets. Our product mix as we look forward, again, with Cellular business becoming more and more exposed to 3G, 4G -- the new products we are releasing our accretive to our margins, so we expect the product mix to improve significantly throughout this calendar year and into FY '13.

And the strong free cash flow as Bob mentioned, the very capital efficient business model, strong cash flow even in the December quarter, as we stated. So we expect this to continue going forward.

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With that, I think we will open to questions. I think we have a few minutes left.

QUESTIONS AND ANSWERS

Unidentified Audience Member

(inaudible question - microphone inaccessible).When you hit the fiscal year '13, I guess, as you go through a new annual plan, how does that impact your gross margin if we get significant recovery based on your annual plan for fiscal '13 in that June quarter? I know it is a couple of quarters out, but it sounds like there could be a reset.

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Yes; I guess one way to answer it is there is not anything structural that occurred in the December quarter that cannot self correct as we move forward. If in fact we align our production plans to our customer forecast, which we obviously tried to do earlier in the year; our customer forecast turned out to be overly optimistic. Then our gross margin should return to the levels that we saw in the first half of this last fiscal year, where we were running at 39% plus.

Again, we have said before that 40% is our acceptable threshold for gross margin, and we don't see anything that would prevent us from getting there. And as we reset for the new fiscal year, of course we are going to be driving to that.

Unidentified Audience Member

A related question -- in March quarter -- you talk about $50 million of inventory off the internal books in the December quarter. Are you still in an inventory reduction mode in March under the new plan?

Bob Van Buskirk - RF Micro Devices, Inc. - President, Compound Semiconductor Group

I don't know that we have that information at hand right now. But there should not be any -- in general you would not expect much inventory build. Again, it is all driven by our customer forecast fidelity. If those forecasts hold today, we should not see any substantial inventory build, unless we have new products that are ramping, where we want to get in front of that volume ramp, in particular in the cellular business, which drives so much scale.

Unidentified Audience Member

(inaudible - microphone inaccessible).Where are you guys going with that?

Bob Van Buskirk - RF Micro Devices, Inc. - President, Compound Semiconductor Group

So the question was regarding silicon on insulator technology and the work we are doing, and where we are taking it. That is primarily the switch and signal conditioning business. What we have is we have kind of codeveloped a process with the leading silicon supplier in the industry, and with that process, our switches are achieving much higher linearity, less distortion of the signals, lower loss in higher isolation at very high power that we get with the other technologies available.

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So we have traditionally done a lot of switches in gallium arsenide and other technologies, and there is still applications for those. But in the smartphone front end in particular, we are seeing the SOI technology currently as the front runner.

The Company was founded originally in '91 on the principle of optimum technology matching, and we still hold to that. Our design engineers, our advanced development group, that is out there looking three to five years ahead, their job is to make the best products on whatever technologies are available, and we continue to exercise that. And silicon insulator right now, we believe, is the sweet spot for the switches in the multimode front end.

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Yes, and I might want to add that one of the benefits we have spoken about in having our Multi-market business right alongside our Cellular business is all of the scale and technology that is driven by Eric's business can be -- much of it can be redeployed into our Multi-market space. In particular we have some dynamite attenuators based on this same technology. And a different kind of switch, different frequency, different performance, using that same SOI technology, which by the way as MPG alone, we would never be able to afford to product develop. But now we can, because we ride along with the Cellular business.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Bob Van Buskirk - RF Micro Devices, Inc. - President, Compound Semiconductor Group

Yes, the question was talking about the balance sheet. What we have -- I indicated about $295 million in cash on hand and equivalent. That would yield something north of probably -- I don't know the exact number, but $150 million in positive cash relative to the debt. The debt is, I don't know, probably $125 million right now.  And $295 million in the bank.

We have generated substantial cash flow throughout the year, and we expect that to continue. Again, inventories came down, turns went up slightly. So the balance sheet is in pretty good shape.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

So the question regarding the China market, and maybe delineating between the market versus what we saw. I really think it is a little early to say that; all the numbers are not published yet, so it is a little hard to see.

We are confident that we did not have a share loss on the platforms that we are on. The question is whether at the end customer level there were share -- or mix shifts, if you will, especially in an environment like this, if there was some mix towards the ultra, ultra low tier, graymarket, if you will, then we are not as well represented there, of course. So that is a possibility, but it is really too early to tell until the numbers are put out for December. Certainly too early to project March in China.

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Unidentified Audience Member

(inaudible question - microphone inaccessible)

Bob Van Buskirk - RF Micro Devices, Inc. - President, Compound Semiconductor Group

The question was where is the cash parked and when is the debt due?

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Bob Van Buskirk - RF Micro Devices, Inc. - President, Compound Semiconductor Group

No, the debt is US-based, and the majority of our cash is in the US.

Unidentified Audience Member

(inaudible question - microphone inaccessible).  Another one for Eric. Do you think you can talk about (inaudible) Samsung in calendar 2012? What happens to the HSPA platforms today that are PowerSmart based? Do they stay PowerSmart based. Do you see (inaudible) stores coming into the platforms?

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Right. Samsung is a great, great customer for RFMD, and one of the reasons they are a great customer is they have such a broad portfolio, and we are represented across all of it. All of their baseband providers that they are working with in literally all of the platforms and all of the tiers RFMD is engaged on, with various combinations of different power amplifier families, and switches, and filters, and so forth.

We are confident that in this fiscal year, or excuse me, in this calendar year 2011, last calendar year I guess -- that we were Samsung's largest RF provider. We expect to do that again in calendar year 2012, with again a broad mix of products and platforms. LTE in particular will be a very – will be a strength for us, whether it is in PowerSmart based platforms or on Phenom on other baseband providers. But we expect to continue to be very well represented across all of Samsung's portfolio.

Unidentified Audience Member

With both PowerSmart and Phenom?

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

With both PowerSmart and Phenom, and switches.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

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Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Yes. So the antenna -- what we are calling antenna control solutions, in some cases it is switching, in some cases it is tuning within antenna elements. I think that opportunity run from $0.25 to $1.00 per handset. It is not unique to LTE, but we think that is where you are going to see most of the drive for it.

Once the solutions are proven, even in LTE in the multiband and multi-modem environment, it could be useful even in lower tier handsets, actually, at reducing costs by reducing antenna cost. So we think it is one of those solutions that will enter at the high tier of LTE once it is proven and the benefits are a little more well known. We will see it then enter other tiers, and we are already beginning to see signs of that at with some of the larger OEMs bringing it down into other handset models.

Unidentified Audience Member

Is that revenue in calendar '12?

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Yes.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Right. So the question was regarding PowerSmart in the competitive environment, and also, I think, what it means for the TAM, for our TAM. The competitive environment for PowerSmart really has not changed in the last quarter significantly. We still continue to see that we are the only supplier that has the power management and the converged power amplifier together. We still completely believe that there is a lot a benefits you get by doing that. And so we still like our position in the converged space.

Our competitors are trying to come up with compatible solutions that use hybrid technology, where you put discrete amplifiers into one package to be able to second source, essentially, the platforms that we are on. But we think in terms of true converged amplifiers, we still are not seeing yet any significant traction from any competitors there.

Regarding the effect on the TAM, we really don't see it as a reduction in TAM. What we are doing is enabling people to add more bands and modes and have more flexibility across their platforms for a given dollar amount, basically. There is -- the TAM projections that we are seeing where the RF dollar content outpaces the units are absolutely still on track, and the adoption of converged amplifier classes does not change that thesis at all.

PowerSmart -- one of the things we are doing with it is we are developing additional power amplifiers you can add to PowerSmart that are ran from the same power management, magic if you will, but then you add additional bands. Because even PowerSmart, as broad as it is and as flexible as it is, cannot cover every single band that is available out there. There are more bands springing up every day, and a lot of the new ones are wide -- far afield from the central bands that have been used traditionally. And so we sell additional power amplifiers even with PowerSmart to address those bands.  Probably the last question.

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Unidentified Audience Member

(inaudible question - microphone inaccessible)

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

So the question was about MIMO on the cellular handset, and I think as we really look forward, especially at cloud-based services, where you have to push a bunch of data, MIMO is definitely coming our way. Receive diversity is basically here today. That is going to be very, very near term. Transmit diversity, which obviously represents a huge opportunity for the transmit RF guys, is also coming as well. To me, as people look at true gigabit kind of mobile data rates, you are going to have to have transmit diversity as well. So you will have full MIMO front-ends, even in cellular handsets, at those kind of LTE advanced data rates coming in a couple of years.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Eric Creviston - RF Micro Devices, Inc. - President, Cellular Products Group

Absolutely.  System architecture, if you will, with the baseband providers. That is where it is happening. So system architecture studies with the baseband providers are looking at this -- and also, I think, the carriers. You know, carriers are looking at what it will take, what the cost impacts will be.

Thank you very much.

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